    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997
                                                     REGISTRATION NO. 333-33523
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 ---------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 ---------------


                                   CANMAX INC.
             (Exact name of Registrant as specified in its charter)


                 WYOMING                                 75-2461665
      (State or other jurisdiction                    (I.R.S. Employer
    of incorporation or organization)                Identification No.)


                          150 WEST CARPENTER FREEWAY
                             IRVING, TEXAS 75039
                                (972) 541-1600
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


           PHILIP M. PARSONS                            COPY TO:
       EXECUTIVE VICE PRESIDENT                   WILLIAM L. RIVERS, ESQ.
      AND CHIEF FINANCIAL OFFICER                    ARTER & HADDEN
              CANMAX INC.                      1717 MAIN STREET, SUITE 4100
      150 WEST CARPENTER FREEWAY                 DALLAS, TEXAS 75201-4605
          IRVING, TEXAS 75039                         (214) 761-2100
            (972) 541-1600
 (Name, address, including zip code,
   and telephone number, including
  area code, of agent for service)


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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PROSPECTUS

                                 863,364 SHARES
                                   CANMAX INC.
                                  COMMON STOCK


     The 863,364 shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of Canmax Inc. ("Canmax") to which this Prospectus relates are being offered on behalf of and for the account of a certain stockholder (the "Selling Stockholder") of Canmax. Canmax anticipates that the Shares will be offered for sale until the earlier of (i) the sale of all of the Shares, or (ii) 180 days after the effectiveness of this Registration Statement. Canmax has agreed to pay all expenses of registration in connection with this offering, but will not receive any of the proceeds from the sale of the Shares being offered hereby. All fees and disbursements of counsel for the Selling Stockholder, and all brokerage commissions and other similar expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by Canmax. See "Use of Proceeds," "Plan of Distribution" and "Selling Stockholder."

     The Common Stock is included in the Nasdaq Stock Market's SmallCap
Market (the "Nasdaq SmallCap Market") under the symbol "CNMX." On November 4, 1997, the last reported sales price for the Common Stock was $ 1.50 per share.

     This offering of the Shares is currently not being underwritten. However, the Selling Stockholder, brokers, dealers or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Although neither Canmax nor the Selling Stockholder have entered into any arrangement or underwriting agreement with any underwriter, broker-dealer or agent, the Shares being offered hereby, when sales thereof are made, may be made in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either through brokers acting as brokers or agents for the sellers, or through dealers or underwriters acting as principals who may resell the Shares in the Nasdaq SmallCap Market or in privately negotiated sales, or otherwise, or by a combination of such methods of offering. Each sale may be made either at market prices prevailing at the time of the sale or at negotiated prices.

     If and to the extent required, the specific number of Shares to be sold, the name of the Selling Stockholder, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.



                               NOVEMBER 10, 1997

                              AVAILABLE INFORMATION

      Canmax is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Canmax with the Commission may be inspected and copied at the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such materials also may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such materials filed electronically by Canmax with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov.

      The Common Stock is listed on the Nasdaq SmallCap Market, and reports and other information concerning Canmax may be inspected and copied at the offices of the Nasdaq SmallCap Market at 1735 K Street, N.W., Washington, D.C. 20006.

      Canmax has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to Canmax and the Shares offered hereby, reference is hereby made to the Registration Statement and its exhibits and schedules. The Registration Statement may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained therefrom at prescribed rates. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Canmax with the Commission under the Exchange Act are hereby incorporated by reference in this Prospectus: (i) Canmax's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, (ii) Canmax's Current Report on Form 8-K filed with the Commission on May 5, 1997, (iii) Canmax's Quarterly Reports on Form 10-Q for the quarters ended January 31, 1997, April 30, 1997 and July 31, 1997 and (iv) the description of the Common Stock contained in Canmax's Registration Statement on Form 10 filed with the Commission on January 6, 1994 and in any amendments or reports filed for the purpose of updating such description.

      All reports and other documents filed by Canmax with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in a subsequently filed document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement.

      Upon written or oral request, Canmax will provide without charge to each person to whom a copy of this Prospectus is delivered, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Canmax Inc., 150 West Carpenter Freeway, Irving, Texas 75039, Attention: Philip M. Parsons
(972) 541-1600.

              "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
                          LITIGATION REFORM ACT OF 1995

      With the exception of historical information, the matters discussed in this Prospectus include forward looking statements that involve risks and uncertainties. Among the risks and uncertainties to which Canmax is subject are (i) user acceptance of Windows NT as an operating system, (ii) concentration of revenues between two customers and Canmax's relationship with such customers, (iii) the ability of Canmax to manage its growth, (iv) Canmax's need for additional financing to fund product development, marketing and related support services, (v) future technological developments and product acceptance, (vi) intense price and product competition within the industry, (vii) acquisition integration (iii) Canmax's ability to maintain listing on the Nasdaq SmallCap Market and (ix) other risks indicated herein and in filings with the Commission. As a result, the actual results realized by Canmax could differ materially from the statements made herein. Recipients of this Prospectus are cautioned not to place undue reliance on the forward looking statements made in this Prospectus.

                               PROSPECTUS SUMMARY


      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE.

                                   THE COMPANY

      Canmax Inc. ("Canmax") through its wholly owned subsidiary Canmax Retail Systems, Inc. ("CRSI"), develops and provides enterprise wide technology solutions to the convenience store and retail petroleum industries. Canmax offers fully integrated retail automation solutions, including "C-Serve," which includes point of sale ("POS") systems, credit/debit network authorization systems, pump control systems, and other back office management systems, and "Vista," its headquarters-based management system. Canmax's products and services enable retailers and operators to interact electronically with customers, capture data at the point of sale, manage site operations and logistics and communicate electronically with their sites, vendors and credit/debit networks. Canmax also provides (a) software development, customization and enhancements, (b) systems integration, installation and training services, and (c) 24 hour a day, 365 day per year help desk services. These additional services enable Canmax to tailor the solutions to each customer's specifications and provide successful system implementation, installation, training and after sales support.

      Canmax's objective is to be a leading provider of enterprise wide technology solutions to the convenience store and retail petroleum market. Canmax is developing an enhanced version of its C-Serve product to run on the Windows NT operating system in conjunction with a development project with NCR Corporation ("NCR") and The Southland Corporation ("Southland"). As of July 31, 1997, Canmax's products have been installed in over 5,900 locations and Canmax has customers including Southland, ARCO and the Army and Air Force Exchange.

      Canmax was incorporated on July 10, 1986 in British Columbia, Canada, and subsequently changed its name to "International Retail Systems Inc." On August 7, 1992, Canmax renounced its original province of incorporation and elected to continue its domicile under the laws of the State of Wyoming, and on November 30, 1994 its name was changed to "Canmax Inc." Canmax's principal executive offices are located at 150 West Carpenter Freeway, Irving, Texas 75039 and its telephone number is (972) 541-1600.

                                  THE OFFERING

Common Stock Offered by the Selling Stockholder...  863,364 shares

Percent of Outstanding Common Stock
   Offered by the Selling Stockholder.............  13.1%(1)

Nasdaq SmallCap Market Symbol.....................  CNMX

Use of Proceeds...................................  Canmax will not receive any of the proceeds from the
                                                    sale of the Shares being
                                                    offered hereby. The Selling
                                                    Stockholder will receive
                                                    all of the proceeds from the
                                                    sale of the Shares.
-------------
(1) Percentage indicated is based upon 6,611,005 shares of Common Stock outstanding as of October 31, 1997.

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                                  RISK FACTORS

      OTHER THAN HISTORICAL AND FACTUAL STATEMENTS, THE MATTERS AND ITEMS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CANMAX'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS COULD CONTRIBUTE TO SUCH DIFFERENCES. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND CAUTIONARY STATEMENTS IN DETERMINING WHETHER TO PURCHASE SHARES OF COMMON STOCK IN THE OFFERING MADE HEREBY. ALL FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SEE "SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995."

CONCENTRATION OF REVENUES; CUSTOMER CONCENTRATION

      Canmax's revenues are currently concentrated in The Southland Corporation ("Southland"), which accounted for approximately 80% and 92% of Canmax's total revenue for the nine month periods ended July 31, 1996 and 1997, respectively. Canmax's revenues derived from its relationship with Southland include products and services provided directly by Canmax to Southland and indirectly through NCR Corporation ("NCR") to Southland pursuant to NCR's contract with Southland. For the fiscal years ended October 31, 1994, 1995 and 1996, Southland accounted for approximately 50%, 73% and 86%, respectively, of Canmax's total revenues for such fiscal years. During those same periods, Electronic Data Systems ("EDS") accounted for 38%, 10% and 7%, respectively, of Canmax's revenues for such fiscal years. No other customer accounted for over 10% of Canmax's total revenues. On April 29, 1997, Canmax and EDS agreed to terminate substantially all of their business arrangements. Canmax does not anticipate any significant future revenues from EDS.

      Because a significant portion of Canmax's revenues are derived from its relationship with Southland, the timing of payments received from Southland will affect the percentage of current assets of Canmax classified as either cash (or cash equivalents) or accounts receivable; however, Canmax does not anticipate any significant problems in collecting the accounts receivable arising from the Southland relationship beyond any reserves established therefor. If the financial condition of Southland adversely changes at a time when the receivable owing from Southland is substantial and Southland becomes unable to pay its debts as they become due, then the working capital resources of Canmax may be adversely affected.

      By the end of calendar 1997, Canmax will have completed its previously announced $9.5 million project development contract with NCR/Southland, and Canmax's help desk services and production support agreements with Southland expire in December 1998. Canmax is in discussions with Southland regarding future projects and services, but no definitive agreement has been reached to date. No assurances can be made that Canmax will be able to negotiate a contract with Southland on terms satisfactory to Canmax, if at all. Any termination or significant disruption of Canmax's relationship with Southland would have a material adverse effect on Canmax's business, financial condition and results of operations. In addition, a deterioration in the financial condition of any of its principal customers could expose Canmax to the possibility of large accounts receivable write-offs, which would materially adversely affect Canmax's financial condition and results of
operations.   See " - License of Source Code."

LICENSE OF SOURCE CODE

      On October 31, 1997, Canmax and Southland amended their master agreement for software development and services, wherein Canmax agreed, among other things, to license to Southland the right to use, possess, and modify the source code for the software used by and developed for Southland. In addition, the amendment clarified Southland's rights to engage third parties to assist Southland in the development, testing and modification of the Canmax software and to market the Canmax software to Southland's foreign licensees. The license arrangement permits Southland to modify and develop the Canmax software without the assistance of, or input from, Canmax. Although Southland has committed to pay to Canmax at least $4.0 million through December 7, 1998 for third-party hardware, software maintenance, help desk, development and other services, Southland's use and possession of the source code could result in a material reduction in Southland's reliance upon, and payment of fees for services to, Canmax. Prior to Canmax's grant to Southland of the source code license, Canmax, by virtue of its exclusive possession of the source code, was assured that any development services or enhancements to the Canmax software would be provided by Canmax, thereby assuring Canmax that it would continue to receive any software development and support projects from Southland. The source code license will enable Southland to support and develop the licensed software either internally or with the assistance of third-party contractors other than Canmax. The use by Southland of its own staff or third-parties other than Canmax to perform such services could have a material adverse effect on Canmax. See "Risk Factors - Concentration of Revenues; Customer Concentration" and "Recent Events - Southland Amendment."

PRODUCT CONCENTRATION

      Canmax's primary product is C-Serve, which was designed by Canmax exclusively for the retail petroleum and convenience store marketplace to provide POS transaction processing including a comprehensive range of management tools. For the fiscal years ended October 31, 1994, 1995 and 1996, C-Serve accounted for approximately 55%, 57% and 34%, respectively, of Canmax's revenues for such fiscal periods. Canmax has allocated significant capital resources to the development and completion of an enhanced version of C-Serve to run on the Microsoft Windows family of operating systems ("Windows"). Canmax anticipates that C-Serve and its related enhancements and versions will continue to account for a substantial portion of Canmax's revenue for the foreseeable future. Accordingly, to the extent that Canmax experiences any decline in demand for these products and services as a result of competition, product obsolescence or otherwise, Canmax's operating results and business prospects could be adversely affected.

HISTORY OF LOSSES

      From inception through the fiscal year ended October 31, 1995, Canmax experienced losses from continuing operations of approximately $6,042,000 and $3,734,000 for the fiscal years ended October 31, 1994 and 1995, respectively. For the fiscal year ended October 31, 1996, Canmax reported its first full year of net income of approximately $143,000. For the nine months ended July 31, 1997, Canmax reported a net loss of approximately $811,000. There can be no assurance that Canmax will continue to report net income in the future as it pursues its plans to expand its product offerings and customer base and to enhance the capabilities of its state-of-the art help desk.

      The development of Canmax's business and the expansion of its product offerings and customer base will require significant expenditures. Certain of these expenditures, including marketing, sales and general and administrative costs, are expensed as incurred while other expenditures, including software design costs, are expensed over a period of time. Canmax will continue to incur significant expenditures with the growth of its business, including capital costs associated with expanding Canmax's product offerings and sales, marketing and other expenses associated with expanding Canmax's customer base. In light of Canmax's history of losses and its expectation that it will continue to incur significant expenses in the foreseeable future, there can be no assurance that Canmax will be able to implement its growth strategy, sustain profitability or generate sufficient cash flow to service its growth expectations.

LIQUIDITY NEEDS; DILUTION

      Canmax generally maintains liquidity through cash generated by operations, the issuance of equity securities, and the exercise of stock options. Canmax has no line of credit or other lending facility. Canmax continues to utilize the majority of its development resources to complete the NCR/Southland Windows NT based project currently in progress. Canmax is also developing its next generation Windows-based product to market to potential customers other than Southland, the completion of which will not be funded by work currently being performed for Southland. Canmax estimates that the costs necessary to complete the development of this product and bring the new product to market will range from $1.5 million to $2.0 million.
 The failure to complete the development of such product could materially and adversely affect the business prospects of Canmax.

      Canmax believes that it may be necessary to raise additional capital to complete development of its next generation products within the critical window of opportunity and to provide vital marketing and other support services. If cash generated from operations is insufficient to satisfy Canmax's liquidity requirements, Canmax may be required to sell additional debt or equity securities or obtain lines of credit, delay new product development or restructure operations to reduce costs. No financing arrangements to support this development project have been entered into by Canmax at this time and there can be no assurances that such arrangements will be available in the future, or, if available, that such arrangements will be on terms satisfactory to Canmax.

      Canmax is reviewing an acquisition strategy within its current industry and other vertical markets. From time to time Canmax will review acquisition candidates with products, technologies or other services that could enhance Canmax's product offerings or services. Any material acquisitions could result in Canmax issuing or selling additional debt or equity securities, obtaining additional debt or other lines of credit. These activities may also result in a decrease in Canmax's working capital depending, on the amount, timing and nature of the consideration to be paid.

SIGNIFICANT FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

      Canmax's quarterly and annual revenues and operating results have varied significantly in the past and are likely to continue to do so in the future. Revenues and operating results may fluctuate as a result of several factors, including the demand for Canmax's products and services, the timing and acceptance of the introduction of new hardware and software products, competitive conditions and economic conditions. In particular, Canmax's operating results are highly sensitive to changes in the mix of Canmax's product and service revenues and product margins. Further, the purchase of Canmax's products and services generally involves a significant commitment of capital, with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, Canmax's operating results are subject to a number of significant risks over which Canmax has little or no control, including customers' technology needs, budgetary constraints and internal authorization reviews. Canmax may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected revenue shortfall, which could adversely affect operating results. Accordingly, Canmax believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not necessarily indicative of results to be expected for a full fiscal year. It is possible that in certain future periods, Canmax's operating results may be below the expectations of public market analysts and investors. In such event, the price of Canmax's Common Stock would likely be materially adversely affected.

NEED FOR ADDITIONAL FINANCING FOR GROWTH

      The growth of Canmax's business will require substantial investment on a continuing basis to finance capital expenditures and expenses related to product development and customer base growth. However, although the majority of Canmax's new product development expenses are currently funded through revenues derived under agreements with NCR and Southland, Canmax anticipates that it will require an additional $1.5 to $2.0 million to develop and bring its next generation Windows-based product to market. Canmax has historically utilized capital leases to fund its larger capital expenditures, and cash flow from operations and trade credit for its working capital requirements. There can be no assurance that any such required additional funds would be available on satisfactory terms and conditions, if at all. The markets for Canmax's product and service offerings are characterized by rapidly changing technology and frequent new product and service offerings. As a result, Canmax's success will depend on its ability to enhance existing products and services and to develop and introduce, on a timely and cost-effective basis, new products and services that keep pace with technological developments and address increasingly sophisticated customer requirements. This continued product development may utilize capital currently expected to be available for Canmax's present operations. The amount and timing of Canmax's future capital requirements, if any, will depend upon a number of factors, including product development expenses, marketing support service expenses, and competitive conditions, many of which are not within Canmax's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow and earnings of Canmax.

INCREASED LISTING STANDARDS; APPLICATION OF PENNY STOCK RULES

      On January 28, 1997, the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market approved increases in the listing and maintenance standards governing the Nasdaq SmallCap Market. The Commission approved the changes on August 22, 1997. The new standards were declared effective by the Nasdaq

SmallCap Market on August 25, 1997. These new standards require, as a condition to continued listing on the Nasdaq SmallCap Market, an issuer maintain either "net tangible assets" (defined as total assets, excluding goodwill, minus total liabilities) of $2.0 million, market capitalization of $35.0 million or net income in two of the last three fiscal years of $0.5 million. Companies failing to satisfy the new requirements are allowed a six month "compliance" period during which they may take appropriate steps to comply with the new requirements. As of July 31, 1997, Canmax had net tangible assets of approximately $1.3 million and a market capitalization of approximately $15.7 million. Accordingly, Canmax does not currently meet the requirements for continued listing on the Nasdaq SmallCap Market. If Canmax continues to fail to satisfy the requirements for continued listing on the Nasdaq SmallCap Market, Canmax will be subject to being delisted from the Nasdaq SmallCap Market. The delisting of Canmax would likely materially adversely affect the liquidity of the Canmax Common Stock and the operations of Canmax.

      In addition, Canmax's Common Stock is subject to the so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse.) For transactions covered by the penny stock rules, a broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, both the ability of a broker-dealer to sell the Common Stock and the ability of holders of Common Stock to sell their securities in the secondary market, including the Nasdaq SmallCap Market, may be adversely affected.

      The Commission has adopted regulations that define a "penny stock" to be an equity security that has a market price (as defined in the regulations) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is to sell the securities as a market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result of the additional suitability requirements and disclosure requirements imposed by the "penny stock" rules, an investor may find it more difficult to dispose of the Common Stock.

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

      The markets for Canmax's product and service offerings are characterized by rapidly changing technology and frequent new product and service offerings. The introduction of new technologies can render existing products and services obsolete and unmarketable. Canmax's primary software product is C-Serve which runs under MS-DOS and UNIX operating systems. With the emerging growth of the Windows family of operating systems, customers are preferring that their systems, solutions and software run under a Windows-based system. As a result, Canmax believes it is critical that it develop a Windows based product to remain competitive in today's changing marketplace. Further, Canmax's continued success will depend on its ability to enhance existing products and services, to develop and introduce, on a timely and cost-effective basis, new products and services that keep pace with technological developments, and to address increasingly sophisticated customer requirements. There can be no assurance that Canmax will be successful in identifying, developing and marketing product and service enhancements or new products and services that respond to technological change, that Canmax will not experience difficulties that could delay or prevent the successful development, introduction and marketing of product and service enhancements or new products and services, or that its product and service enhancements and new products and services will adequately meet the requirements of the marketplace and achieve market acceptance. Canmax's business, financial condition and results of operations could be materially adversely affected if Canmax were to incur delays in sourcing and developing product and service enhancements or new products and services or if such product and service enhancements or new products and services did not gain market acceptance.

DEPENDENCE ON AND NEED TO RECRUIT AND RETAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL

     Canmax's success depends to a significant extent on its ability to attract and retain key personnel. In particular, Canmax is dependent on its senior management and technical personnel. As of July 31, 1997, Canmax employed approximately 43 technical professionals. Canmax anticipates further growth in its technical staff. In the past, Canmax has experienced difficulty in attracting qualified technical personnel. Competition for such technical personnel is intense and no assurance can be given that Canmax will be able to recruit and retain such personnel. The failure to recruit and to retain management and technical personnel could have a material adverse effect on Canmax's anticipated growth, revenues and results of operations.

INTENSE COMPETITION

     The markets in which Canmax operates are characterized by intense competition from several types of technical service providers, including POS equipment manufactures, specialized application software companies and pump manufacturers. Canmax expects to face further competition from new market entrants and possible alliances between competitors in the future. Certain of Canmax's current and potential competitors have greater financial, technical, marketing and other resources than Canmax. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than Canmax. No assurance can be given that Canmax will be able to compete successfully against current and future competitors.

PROTECTION OF INTELLECTUAL PROPERTY

     Canmax seeks to protect its proprietary software, systems and processes through copyright, trademark and trade secret laws and contractual restrictions on disclosure and copying. Despite such measures, it may be possible for unauthorized third parties to copy aspects of Canmax's software, systems and processes or to obtain and use information that Canmax regards as proprietary. In addition, no assurance can be given that the protective measures taken by Canmax will be sufficient to preclude competitors from developing competing or similar proprietary software, systems and processes. See " - License of Source Code."

ABSENCE OF DIVIDENDS

     Canmax has never declared or paid any cash dividends on its Common Stock and does not presently intend to pay cash dividends on the Canmax Common Stock in the foreseeable future. Canmax intends to retain future earnings for reinvestment in its business.

MARKET FOR COMMON STOCK; VOLATILITY OF STOCK PRICE

     Canmax cannot ensure that an active trading market for the Common Stock on the Nasdaq SmallCap Market will be sustained. See "--Increased Listing Standards; Application of Penny Stock Rules." However, even if a trading market for the Common Stock continues, the price at which shares of Common Stock trade is likely to be subject to significant volatility. The market for the Common Stock may be influenced by many factors, including the depth and liquidity of the market for the Canmax Common Stock, investor perceptions of Canmax and general economic and other similar conditions. The market price for shares of the Canmax Common Stock has varied significantly and may be volatile depending on news announcements or changes in general market conditions. In particular, news announcements, quarterly results of operations, competitive developments, litigation or governmental regulatory action impacting Canmax or Canmax's significant customer Southland may adversely affect the Canmax Common Stock price.

                                  THE COMPANY

     OTHER THAN HISTORICAL AND FACTUAL STATEMENTS, THE MATTERS AND ITEMS DISCUSSED HEREIN ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS OF CANMAX MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT COULD CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED IN "RISK FACTORS," WITH THE FORWARD-LOOKING STATEMENTS THROUGHOUT THIS PROSPECTUS AND IN "SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995."

BUSINESS

     GENERAL. Canmax through its wholly owned subsidiary CRSI, develops and provides enterprise wide technology solutions to the convenience store and retail petroleum industries. Canmax offers fully integrated retail automation solutions, including "C-Serve," which includes point of sale ("POS") systems, credit/debit network authorization systems, pump control systems, and other back office management systems, and "Vista," its headquarters-based management system. Canmax's products and services enable retailers and operators to interact electronically with customers, capture data at the point of sale, manage site operations and logistics and communicate electronically with their sites, vendors and credit/debit networks. Canmax also provides (a) software development, customization and enhancements, (b) systems integration, installation and training services, and (c) 24 hour a day, 365 day per year help desk services. These additional services enable Canmax to tailor the solutions to each customer's specifications and provide successful system implementation, installation, training and after sales support.

     Canmax's objective is to become a leading provider of enterprise wide technology solutions to the convenience store and retail petroleum market. Canmax is developing an enhanced version of its C-Serve product to run on the Windows NT operating system in conjunction with a development project with NCR and Southland scheduled for release in the fourth calendar quarter of 1997. As of July 31, 1997 Canmax's products have been installed in over 5,900 locations and its customers include, among others, Southland, ARCO and the Army and Air Force Exchange.

     BUSINESS STRATEGY. In the United States, there are currently approximately 200,000 locations which derive revenues from the operations of convenience stores and/or retail gasoline sites. Canmax believes that the industry is currently under automated and under invested in automation and technology solutions. The National Association of Convenience Stores (NACS) 1995 Future Study: Convenience 2000 confirms that the convenience store environment requires information derived from automation solutions to compete efficiently and effectively. Convenience stores lag the rest of the retail industry in store automation. For example, approximately 16% of all convenience stores utilize scanning technology, while grocery stores have implemented scanning technology in approximately 90% of their locations. Recent studies indicated that convenience store operators recognize the significance of automation of their operations to their future success. Canmax believes that the industry is prepared to increase its investment in automation and technology solutions. This belief is supported by recent surveys which reveal that the majority of convenience store operators plan to increase their spending for technology solutions. Canmax therefore believes that there will be demand in the marketplace for the Canmax's products, solutions and services. Canmax believes that international markets also represent substantial marketing opportunities for its solutions.

     Canmax's marketing strategy includes: (i) providing solutions based products and services for the automation and management of convenience stores and gasoline stations, (ii) maintaining a high level of customer service through its help desk services and account managers, (iii) seeking strategic partnerships to provide Canmax visibility to buying audiences worldwide, and
(iv) continuing to invest in product development initiatives.

     Canmax identifies potential customers by size and geographic location and directs its marketing efforts along these segments. In general, Canmax allocates its sales and marketing efforts to "corporate accounts" with global operations, "national accounts" with operations primarily in the U.S. and "regional accounts" with operations on a local or regional basis. Canmax estimates that corporate accounts represent approximately 20% of its target locations, national accounts represent 60% of its target locations, and regional accounts represent the remaining

20% of its target locations. Canmax utilizes concurrent efforts by both sales representatives and account managers in analyzing, selecting and implementing an automation system.

PRODUCTS AND SERVICES

     Canmax utilizes a process called "Pathmation" to analyze a customer's needs, assess a customer's options, and implement the best resources available to build a path leading a customer to its ultimate goal. The Pathmation process includes: (i) defining business goals, (ii) defining business processes to support the business goals; (iii) determining technology requirements to support defined business processes; (iv) developing an implementation plan that encompasses business processes, technology training and continuing support; (v) deploying modified business processes, technology and support infrastructure; and (vi) continuously validating results with business goals and changes in business practices.

     In December of 1993, Canmax signed a five year agreement with Southland to provide software licenses, development services, and provide hardware and help desk services. Southland chose Canmax's proprietary convenience store automation software, C-Serve, as the basis for its automation of store functions and operations at its corporate and franchise operated 7-Eleven convenience stores in the United States. Software licensing, product and service revenue under this agreement during the fiscal years ended October 31, 1994, 1995, and 1996 totaled approximately $2,118,000, $3,733,000 and
$2,581,000, respectively, while development revenues recorded under the Southland agreement during these same periods totaled approximately $2,468,000, $1,792,000 and $971,000, respectively. In 1995, Canmax contracted with NCR to successfully bid for two additional contracts with Southland. These projects resulted in revenues to Canmax of approximately $1,005,000 and $1,755,000 in the fiscal years ended October 31, 1995 and 1996, respectively. During fiscal 1996, Canmax reached an agreement with NCR to develop for Southland a next generation Windows NT based version of the Canmax C-Serve convenience store software for $9.5 million. NCR was chosen by Southland to provide project management and other professional services for the project. Approximately $3,920,000 of revenues under such agreement was recognized by Canmax in fiscal 1996, and the remainder is expected to be recognized in fiscal 1997. There are currently over 5,000 7-Eleven stores using software developed by Canmax. See "Risk Factors - Concentration of Revenues; Customer Concentration" and "Risk Factors - License of Source Code."

     C-SERVE. The Canmax C-Serve is a comprehensive site-based store automation software solution that provides, as its key features, debit/credit card processing, pump control, POS and scanning capabilities, and significant back office functions. Canmax's solutions are designed to allow retailers to process transactions, manage pumps and credit/debit card processing and capture data at the point of sale, as well as manage other front office and back office operations. The key purpose of such systems is to provide the store operator with information and tools to enable improved store operations and profitability. C-Serve includes features such as touch screen, PC keyboard or integrated third party POS terminals providing user friendly applications and flexibility in set up and configuration to accommodate the operational needs and differences of each site. Further, C-Serve has the capability of supporting communications and data transfer to and from remote corporate headquarters.

     C-Serve was designed exclusively for the retail petroleum and convenience store marketplace. C-Serve's features include:

     - POS transaction processing, incorporating touch screens, PC POS keyboards, or integrated POS terminals,
     -  fueling transactions,
     -  dispenser controls,
     -  settlement transactions for credit/debit cards,
     -  shift and day reporting,
     -  store maintenance,
     -  file maintenance,
     -  inventory controls,
     -  fuel inventory management,
     -  reporting capabilities,
     -  accounts receivable controls,

     -  island payment terminals,
     -  credit/debit card authorizations,
     -  communications to or from head office,
     -  security controls,
     -  shelf label generation,
     -  interface to handheld terminals and scanners,
     -  time and attendance records, and
     -  car wash interface.

     Presently, C-Serve operates in a DOS/UNIX environment. Canmax is currently developing its next generation of C-Serve software to run under the Windows NT operating system. The next generation product is being developed concurrently with the development project with NCR/Southland and is expected to reflect state of the art technologies, features and functionality. Release of this product is scheduled for the fourth calendar quarter of 1997. See "Risk Factors - Liquidity Needs; Dilution."

     VISTA. The Canmax " Vista" software provides a flexible automation system that is able to conform to changing business needs. Vista is a decision support, communications and remote store management system that operates from corporate headquarters. Through a communications network, Vista provides for the transmission of data messages from headquarters to the remote store and from the store to headquarters. Vista's features include fuel and retail pricebook maintenance, tax book maintenance, vendor
pricebook maintenance, and exception reporting for stores.   Other features
of Vista include:

     -batch or on-line communications
     -remote on-line support
     -sales analysis from store to store, zone to zone and region to region -addition of new parameters at any time
     -decision support, and
     -report writer

     OTHER SERVICES AND PRODUCTS. In addition to revenues generated from the licensing of C-Serve and Vista software and sale of proprietary communication boards, revenues are generated from the following other services:

     1) modification and custom development contracts,
     2) installation and training services,
     3) annual maintenance and support services contracts, and
     4) the provision of third-party software and hardware.

     Canmax's products are designed to provide a flexible generic system that can be easily modified to meet most customer's individual needs and preferences. Most customers, most customers, such as major oil companies, typically require a certain degree of product customization and the development of unique interfaces to communicate with their existing proprietary networks and host systems. Canmax typically charges for customization and development costs. Because Canmax retains ownership of the source code for such products (which is essential to effect program changes), Canmax typically realizes service revenues from such products throughout the duration of a relationship with the customer.

     To assist retailers and store operators in optimizing their use of Canmax's software, Canmax also offers consulting, installation, training and help desk support services. Canmax provides installation and training services at each installed site, and back-up and technical support services from a central location. Canmax has developed a proprietary help desk support system known as "Sites." Sites provides efficient call handling, automatic problem escalation, and customer reporting 24 hours a day, 7 days a week. Trained support technicians handle everything from "how do I..." questions to dispatching field service for hardware problems. Support services also include free software and user guide updates as well as ensuring that technicians respond to all problems in a timely manner. Sites management reports help identify and resolve recurring issues, such as the need for additional training at the store or potential hardware failures. Sites also supports remote dial in capability to the Canmax help desk Sites database, which provides customers managing a number of locations access to data and reporting functions to better manage their operations.

     Canmax does not usually directly sell hardware, such as personal computers and POS terminals, although it does provide a small amount of related equipment which may not be readily available from the principal hardware vendor. The majority of hardware products supplied to customers is provided by hardware vendors such as NCR, Ultimate Technologies and Compaq Computers. Third party software and hardware products such as operating systems, local and wide area network software and modems are also packaged with Canmax's software and firmware products and sold in accordance with distribution agreements entered into with such suppliers.

     PRODUCT DEVELOPMENT. Due to the rapid pace of technological change in its industry, Canmax believes that its future success will depend, in part, on its ability to enhance and develop its software products to meet customer needs.

     C-Serve is being enhanced to be operating system independent through the use of sophisticated software tools. Canmax believes that this independence will be a competitive advantage. Canmax currently provides C-Serve in a Unix environment and a Windows NT based version of C-Serve is scheduled for release in fourth calendar quarter of 1997. Canmax has developed Vista (commonly referred to as a "host system") which enables operators of chains of gas stations/convenience stores to monitor and control activities at stores. Operators are able to obtain "real time" store level information (from all stores or any number of selected stores) at headquarters over communications lines to provide timely information for decision making. See "Risk Factors - Liquidity Needs; Dilution."

     During the fiscal years ended October 31, 1994, 1995 and 1996, Canmax expensed approximately $2,609,000, $2,401,000 and $1,477,000, respectively, on product development activities. Canmax incurred approximately $3,127,000, $0 and $129,000 during the fiscal years ended October 31, 1994, 1995 and 1996, respectively, in software development costs, which were initially capitalized. Because of the uncertainty of future revenue in the near term from certain products, Canmax recorded a write down of approximately $4,127,000 of capitalized software costs in fiscal 1994.

     SALES AND MARKETING. Canmax markets C-Serve and ancillary products and services from its offices in Irving, Texas. Virtually all sales efforts are focused on the U.S., Canada and Mexico at this time. However, Canmax plans to expand its international marketing efforts in the future. More than 99% of 1996 revenue was derived from U.S. based customers.

     BACKLOG. Product is generally delivered to customers when ordered. There is no backlog of orders; however Canmax has signed contracts with customers for the future delivery of products and services. Revenue from these contracts may be affected by changes in customer requirements, competition, technology and economic factors. There can be no assurance that the Canmax's expectation of revenue will be realized in full.

COMPETITION

     Canmax believes its competition can be categorized as follows:

     - pump manufacturers,
     - POS equipment manufacturers, and
     - specialized application software companies.

     Pump manufacturers supply the majority of point-of-sale devices used by gas stations and convenience stores. They supply specialized equipment with proprietary interfaces specific to their pump control consoles. The proprietary nature of their products limits the technology used and the ability to interface to other devices. Their primary intent, however, is to provide a complementary service to the sale of their "core" product -pumps. Canmax faces competition from manufacturers such as Dresser Industries Inc., Gilbarco Inc. and Tokheim Corporation.

     Software firms, such as Canmax, specializing in gas and convenience store applications enjoy the advantage of bringing specialized knowledge and applications to customers. The industry, however, does not enjoy a strong reputation as service consultants who deliver solutions that meet/exceed customer expectations. Canmax faces competition from software firms such as Radiant Systems, Inc., MSI, Pinnacle, Inc., and Stores Automated Software, Inc. Canmax's service strategy is designed to employ "Pathmation," a consultative servicing process, to understand customer needs, while guiding and delivering appropriate products better than other marketplace alternatives.

     Specialized POS manufacturers traditionally have developed solutions based on their proprietary hardware. POS manufacturers, such as Verifone, Ltd., NCR and IBM, also compete with Canmax.

     Many of Canmax's current and prospective competitors have substantially greater financial, technical and marketing resources than Canmax. The most significant threat is the possibility of some consolidation or alliance of major suppliers creating a larger, stronger presence in the marketplace. Canmax also anticipates that additional competitors may enter certain of Canmax's markets, resulting in even greater competition. There can be no assurance that Canmax will be able to compete with existing or new competitors. Increased competition could result in significant price reductions with negative effects upon Canmax's gross margins and a loss of market share, which could materially and adversely affect Canmax's business, financial condition and operating results.

                                 RECENT EVENTS

EDS OPTION EXERCISE

     On April 29, 1997, EDS exercised an option to acquire 25% of Canmax's Common Stock, resulting in Canmax issuing to EDS an additional 1,598,136 shares of Canmax Common Stock. Canmax accounted for this transaction by reclassifying the amount associated with the option to common stock. EDS then immediately sold its total interest in Canmax, representing 1,863,364 shares, in a private transaction to Founders Equity Group, Inc. ("the Selling Stockholder") and the Dodge Jones Foundation, two Texas-based institutional investors. In conjunction with this transaction, Canmax agreed to extend certain registration rights similar to those held by EDS with regard to such shares to the two institutional investors. See "Selling Stockholder" and "Plan of Distribution."

     Canmax believes that the termination of its relationship with EDS is beneficial because Canmax will be able to market its products directly (rather than through EDS) to a larger customer base within selected target markets. Additionally, Canmax believes that the exercise of the EDS option will facilitate Canmax's future growth strategies as the dilutive effect of the EDS option has been eliminated.

WARRANT ISSUANCE

     On May 9, 1997, the Selling Stockholder exercised its right to demand that Canmax file a registration statement with regard to all its shares of Canmax Common Stock. Under applicable securities laws, Canmax was unable to file such registration statement until after the filing of the registration statement relating to the sale of shares of Canmax Common Stock in the proposed merger with Auto-Gas Systems, Inc. See "- The Proposed Auto-Gas Merger." Pursuant to the terms of the registration rights agreement with the Selling Stockholder, Canmax was to have filed a registration statement on or about July 23, 1997 or incur a registration penalty of 50,000 shares per month. The Selling Stockholder agreed to extend the registration obligation in exchange for a warrant to purchase 50,000 shares of Canmax Common Stock at an exercise price of $2.00 per share. The registration obligation has been satisfied by the filing of the registration statement of which this Prospectus forms a part.

THE PROPOSED AUTO-GAS MERGER

     Canmax entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of June 16, 1997 among Canmax, CRSI and Auto-Gas Systems, Inc. ("AGSI") pursuant to which AGSI was to have been merged (the "Merger") with and into CRSI. By the mutual agreement of Canmax and AGSI, the Merger Agreement and Merger were terminated on October 10, 1997.

     In May 1997, Canmax retained the Selling Stockholder to provide investment advisory services to Canmax regarding the Merger with AGSI. Pursuant to the terms of such agreement, Canmax has agreed to pay to the Selling Stockholder a fee of $25,000.

SOUTHLAND AMENDMENT

     On October 31, 1997, Canmax and Southland entered into Amendment No. 3 to the Master Agreement for Computer Software Development, License and Maintenance (the "Southland Amendment"). Pursuant to the terms of the Southland Amendment, Southland agreed to pay to Canmax a one-time license fee of $1.0 million for the license to use, possess and modify the source code for the software developed by Canmax for Southland or otherwise used by Southland. $500,000 of the license fee is payable within 5 days following the execution of the Southland Amendment, and the remainder of the license fee is payable within 5 days following the completion of the parties' reconciliation of the source code and object code for such software. The Southland Amendment also clarifies the right of Southland to market and distribute the licensed software to foreign licensees of Southland and the right of Southland to use the services of third parties other than Canmax to modify, test and develop the licensed software. The Southland Amendment also contains Southland's agreement to pay to Canmax on or before December 7, 1998, no less than $4.0 million for purchases of hardware and for software maintenance, help desk, development and other services. In addition, the Southland Amendment deletes Southland's right to terminate the agreement without cause. See "Risk Factors - License of Source Code."


                                USE OF PROCEEDS

     The Shares being offered hereby are for the account of the Selling Stockholder. Accordingly, Canmax will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. See "Selling Stockholder."

                               SELLING STOCKHOLDER

     The following table sets forth the name of the Selling Stockholder and the number of shares that may be offered by it. The number of Shares that may be actually sold by the Selling Stockholder will be determined by the Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because the Selling Stockholder may offer all, some or none of the Shares that it holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by the Selling Stockholder upon or prior to termination of this offering. See "Plan of Distribution." The table below sets forth information as of October 31, 1997, concerning the beneficial ownership of the Shares of the Selling Stockholder. All information as to beneficial ownership has been furnished by the Selling Stockholder.

                                                        SHARES OF
                                                       COMMON STOCK
                              SHARES OF COMMON STOCK    OFFERED IN    SHARES OF COMMON STOCK
                               OWNED BEFORE OFFERING   THE OFFERING   OWNED AFTER OFFERING(1)
                              ----------------------   ------------   -----------------------
NAME OF SELLING STOCKHOLDER     NUMBER      PERCENT       NUMBER        NUMBER      PERCENT
---------------------------   ---------    ---------   ------------   ----------   ----------
Founders Equity Group, Inc.   913,364(2)     13.7%      863,364(3)     50,000(2)       *

---------------
*   Less than one percent (1%)
(1) Assumes all shares of Common Stock offered hereby are sold.
(2) Includes 50,000 shares subject to presently exercisable warrants. Canmax has agreed to grant to the Selling Stockholder the right to include the shares of Common Stock acquirable upon exercise of the warrant in certain other registration statements of Canmax.
(3) On April 29, 1997, the Selling Stockholder entered into a Purchase Agreement with Electronic Data Systems Corporation, a Texas corporation ("EDS"), whereby the Selling Stockholder purchased from EDS 863,364 shares of Common Stock. In connection with such acquisition, Canmax granted certain registration rights to the Selling Stockholder, and pursuant thereto, has registered for sale in the offering made hereby 863,364 shares of Common Stock. The costs of this registration (other than brokerage commissions and other similar expenses) will be paid by Canmax.

                              PLAN OF DISTRIBUTION

     Canmax will not receive any proceeds from the sale of the Shares by the Selling Stockholder. The Shares may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer its Shares to or through underwriters, broker-dealers or agents who may receive compensation in the form of commissions, underwriting discounts, concessions or other compensation from the Selling Stockholder and/or the purchasers of such Shares for whom they may act as agent. However, neither Canmax nor the Selling Stockholder has entered into any arrangements or underwriting agreements with any underwriter, broker-dealer or agent relative to the Shares to be offered hereby. It is anticipated that the Selling Stockholder will offer all of the Shares held by it for sale. All expenses of registration incurred in connection with this offering are being borne by Canmax, but all brokerage commissions and other similar expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

     The Shares may be sold from time to time in one or more transactions at fixed prices, at the prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Shares may be effectuated in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing and exercise of options. At the time a particular offer of Shares is made, if and to the extent required, a supplement to this Prospectus (the "Prospectus Supplement") will be distributed that will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholder, any commissions, discounts and other items constituting compensation from the Selling Stockholder and any commissions, discounts or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered and qualify for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     The Selling Stockholder and any dealer acting in connection with the offering of any of the Shares or any broker executing or selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares and any commissions, underwriting discounts concessions or other compensation received by any such dealers or brokers may be deemed to be underwriting commissions and discounts under the Securities Act. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution. The Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholder.

     On April 29, 1997, the Selling Stockholder entered into a Purchase Agreement with EDS, whereby the Selling Stockholder purchased from EDS the Shares. In connection with such acquisition, Canmax granted certain registration rights to the Selling Stockholder, and pursuant thereto, has registered for sale in the offering made hereby 863,364 shares of Common Stock.

     In May 1997, Canmax retained the Selling Stockholder to provide investment advisory services to Canmax regarding the Merger with AGSI. Pursuant to the terms of such agreement, Canmax has agreed to pay the Selling Stockholder a fee of $25,000.

     In connection with the registration rights agreement and the offering made hereby, Canmax and the Selling Stockholder have agreed to certain indemnity provisions between Canmax and the Selling Stockholder against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Canmax, Canmax has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for Canmax by William D. Bagley, Cheyenne, Wyoming.

                                    EXPERTS

     The consolidated financial statements of Canmax Inc. appearing in Canmax Inc.'s Annual Report (Form 10-K) for the year ended October 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
Available Information                                                         ii
Incorporation of Certain Documents
  by Reference                                                                ii
"Safe Harbor" Statement under the Private
  Securities Litigation Reform Act of 1995                                    ii
Prospectus Summary                                                             1
Risk Factors                                                                   2
The Company                                                                    7
Recent Events                                                                 11
Use of Proceeds                                                               12
Selling Stockholder                                                           13
Plan of Distribution                                                          13
Legal Matters                                                                 14
Experts                                                                       14


                                 863,364 SHARES



                                  CANMAX INC.



                                  COMMON STOCK



                                  ----------
                                  PROSPECTUS
                                  ----------



                              NOVEMBER 10, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee                                      $   630
Accounting fees and expenses                                2,500*
Legal fees and expenses (not including Blue Sky)            6,000*
Printing and engraving expenses                               500*
Registrar and transfer agent's fees                           100*
Blue Sky fees and expenses (including counsel fees)         1,000*
Miscellaneous expenses                                          0*
                                                          -------
               Total                                      $10,730*
                                                          -------
                                                          -------

------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The by-laws of Canmax provide for the indemnification of an individual made a party to any proceeding because he or she is a director, officer, employee or agent of Canmax against liability incurred in the proceeding if
(i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed that his or her conduct was in or at least not opposed to the best interest of Canmax; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be committed to directors or persons controlling Canmax, Canmax has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and it is therefore unenforceable.

ITEM 16. EXHIBITS.

     (a) Exhibits

     The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report or registration statement, such report or registration statement is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

EXHIBIT NO.                            DESCRIPTION OF EXHIBIT

   3.1 Articles of Incorporation (file as of Exhibit 3.01 to Canmax's Registration Statement on Form 10, File No. 0-22636 (the "Form 10"), and incorporated herein by reference)

   3.2 Bylaws (filed as Exhibit 3.02 to the Form 10 and incorporated herein by reference)

   4.1 Registration Rights Agreement between Canmax and the Dodge Jones Foundation (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference)

   4.2 Registration Rights Agreement between Canmax and Founders Equity Group, Inc. (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference).

   4.3 Amended Stock Option Plan (filed as Exhibit 10.08 to Canmax's Quarterly Report on Form 10-Q for the period ended July 31, 1996 and incorporated herein by reference).

   5.1* Opinion of William D. Bagley (including the consent of such firm) regarding legality of securities being offered.

  10.1 Master Agreement for Computer Software Development, License and Maintenance between CRSI and The Southland Corporation (filed as Exhibit 10.05 to the Form 10 and incorporated herein by reference).

  10.2*** Software Development Agreement dated July 1, 1996 between NCR Corporation and CRSI (filed as Exhibit 10.09 to Canmax's Annual Report on Form 10-K for the period ended October 31,
              1996).

  10.3*       Office Building Lease between Canmax and Commercial
              Properties, Inc.

  10.4* Employment Agreement, dated June 30, 1997 between Canmax Retail Systems, Inc. and Roger D. Bryant.

  10.5* Employment Agreement, dated June 30, 1997 between Canmax Retail Systems, Inc. and Philip M. Parsons.

  10.6*       Employment Agreement, dated June 30, 1997 between
              Canmax Retail Systems, Inc. and Debra L. Burgess.

  10.7* Amendment No. 3 to Master Agreement for Computer Software Development, License and Maintenance dated October 31, 1997 between Canmax Retail Systems, Inc. and the Southland Corporation.

  23.1* Consent of William D. Bagley (included as a part of his Opinion filed as Exhibit 5.1 hereto).

  23.2*       Consent of Ernst & Young LLP, independent auditors.

  24.1**      Power of Attorney.

     *  Filed herewith.
     ** Previously  filed.
     ***Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to Canmax's Application requesting confidential treatment under Rule 406 under the Securities Act of 1933, as amended.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial information or notes thereto.

ITEM 17. UNDERTAKINGS.

         (a)  Rule 415 Offering. The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                   (iii) to include any material information with respect
              to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Canmax's Articles of Incorporation, Bylaws, both as amended, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (i)  Rule 430A. The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 5th day of November, 1997.

                                       CANMAX INC.



                                       By: /s/ Roger D. Bryant
                                           --------------------------------
                                           Roger D. Bryant,
                                           CHIEF EXECUTIVE OFFICER AND PRESIDENT


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on the 5th day of November, 1997, by the following persons in the capacities indicated:

SIGNATURES                       TITLE
----------                       -----

/s/ Roger D. Bryant              Chief Executive Officer, President and Director
---------------------------      (Principal Executive Officer)
Roger D. Bryant

/s/ Philip M. Parsons            Executive Vice President, Chief Financial
---------------------------      Officer and Director (Principal Financial
Philip M. Parsons                and Accounting Officer)

/s/ Debra L. Burgess*            Executive Vice President, Chief Operating
---------------------------      Officer and Director
Debra L. Burgess

                                 Director
---------------------------
Nick DeMare

                                 Director
---------------------------
Robert M. Fidler

/s/ Thomas Rinehart*             Director
---------------------------
Thomas Rinehart

                                 Director
---------------------------
C. William Robertson


*By: /s/ Philip M. Parsons
---------------------------
     Philip M. Parsons
     AGENT AND ATTORNEY-IN-FACT

                                INDEX TO EXHIBITS

EXHIBIT NO.                            DESCRIPTION OF EXHIBIT

   3.1 Articles of Incorporation (file as of Exhibit 3.01 to Canmax's Registration Statement on Form 10, File No. 0-22636 (the "Form 10"), and incorporated herein by reference)

   3.2 Bylaws (filed as Exhibit 3.02 to the Form 10 and incorporated herein by reference)

   4.1 Registration Rights Agreement between Canmax and the Dodge Jones Foundation (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference)

   4.2 Registration Rights Agreement between Canmax and Founders Equity Group, Inc. (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference).

   4.3 Amended Stock Option Plan (filed as Exhibit 10.08 to Canmax's Quarterly Report on Form 10-Q for the period ended July 31, 1996 and incorporated herein by reference).

   5.1* Opinion of William D. Bagley (including the consent of such firm) regarding legality of securities being offered.

  10.1 Master Agreement for Computer Software Development, License and Maintenance between CRSI and The Southland Corporation (filed as Exhibit 10.05 to the Form 10 and incorporated herein by reference).

  10.2*** Software Development Agreement dated July 1, 1996 between NCR Corporation and CRSI (filed as Exhibit 10.09 to Canmax's Annual Report on Form 10-K for the period ended October 31,
              1996).

  10.3*       Office Building Lease between Canmax and Commercial
              Properties, Inc.

  10.4* Employment Agreement, dated June 30, 1997 between Canmax Retail Systems, Inc. and Roger D. Bryant.

  10.5* Employment Agreement, dated June 30, 1997 between Canmax Retail Systems, Inc. and Philip M. Parsons.

  10.6*       Employment Agreement, dated June  30, 1997 between
              Canmax Retail Systems, Inc. and Debra L. Burgess.

  10.7* Amendment No. 3 to Master Agreement for Computer Software Development, License and Maintenance dated October 31, 1997 between Canmax Retail Systems, Inc. and the Southland Corporation.

  23.1* Consent of William D. Bagley (included as a part of his Opinion filed as Exhibit 5.1 hereto).

  23.2*       Consent of Ernst & Young LLP, independent auditors.

  24.1**      Power of Attorney.

*  Filed herewith.
** Previously filed.
***Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to Canmax's Application requesting confidential treatment under Rule 406 under the Securities Act of 1933, as amended.